Exhibit 99.1

NEWS RELEASE

Media Contact:

ICR for Harte Hanks

Phil Denning

646-277-1258

Phil.Denning@icrinc.com

Investor Contact:

ICR for Harte Hanks

Staci Strauss Mortenson

203-682-8273

Staci.Mortenson@icrinc.com

HARTE HANKS ANNOUNCES EXECUTIVE LEADERSHIP CHANGE

SAN ANTONIO — July 9, 2015 — Harte Hanks (NYSE: HHS), a leader in developing customer relationships, experiences and defining interaction-led marketing, today announced the appointment of Douglas C. Shepard as interim President and Chief Executive Officer, effective immediately. Mr. Shepard, the company’s Chief Financial Officer, succeeds Robert A. Philpott, who has stepped down as President and CEO, as well as from the Company’s Board of Directors, to pursue other interests. The Board has formed a search committee to identify a successor CEO.

“On behalf of the entire company, I would like to express my gratitude and appreciation to Robert for his service and dedication to Harte Hanks during his tenure,” said Christopher Harte, Chairman of the Board. “Under Robert’s leadership, the business has successfully refocused its core activities and developed a corporate strategy to become a leader in smarter customer interactions.”

Mr. Harte continued, “Doug is a talented executive who has proven his leadership over the course of more than seven years with the Company, and we have the utmost confidence in his ability to execute on our strategic vision. Combined with the support of a strong senior leadership team, I know that this will be a smooth and seamless transition. Given the strength of our service offerings and our current client portfolio, I feel confident about our long term potential to drive growth and shareholder value.”

Mr. Shepard, 47, will continue in his role as CFO while assuming the interim responsibilities of the CEO’s office. Since joining Harte Hanks as CFO in December 2007, he has played a key role in defining the Company’s strategic vision, building its M&A strategy and streamlining the organization to improve its operational efficiencies. Prior to joining the Company, Mr. Shepard served as Chief Financial Officer and Treasurer of Highmark’s vision holding company, HVHC Inc., and as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Visionworks, Inc. (formerly Eye Care Centers of America, Inc.).

Related to this transition, the Company expects to incur a pre-tax severance charge of approximately $2.0 million to $2.5 million.

About Harte Hanks

Harte Hanks partners with clients to deliver relevant, connected and quality customer interactions. Our approach starts with discovery and learning, which leads to customer journey mapping, creative and content development, analytics and data management, and ends with execution and support in a variety of digital and traditional channels. We do something powerful: we produce engaging and memorable customer interactions to drive business results for our clients, which is why Harte Hanks is famous for developing better customer relationships, experiences and defining interaction-led marketing. For more information, visit the Harte Hanks website at www.hartehanks.com, call (800) 456-9748, email pr@hartehanks.com or follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the company’s leadership transition, services and clients. A number of risks and uncertainties could cause actual results to differ materially from currently anticipated results. Additional important factors and information regarding Harte Hanks that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K, as filed with the SEC and available in the “Investors” section of our website under the heading “Financials & Filings.”  We specifically disclaim any obligation to update these forward-looking statements in the future even if circumstances change and, therefore, you should not rely on these forward-looking statements as representing our views after today.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require.